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                                                                  Exhibit (p)(8)

                        J.J.B. HILLIARD, W.L. LYONS, INC.
                          HILLIARD LYONS RESEARCH TRUST
                               Senbanc Fund Series

                  February 7, 2000, as amended February 1, 2005

                                 CODE OF ETHICS

        1.      DEFINITIONS

                (a) "Access person" means any Fund access person or any Hilliard access person.

                (b) "Advisory person" means (i) any trustee, director, officer or employee of the Fund or Hilliard (or of any company in a control relationship to the Fund or Hilliard), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Hilliard who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

                (c) "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically (in or from) investment accounts in accordance with a predetermined schedule and allocation and includes a dividend reinvestment plan.

                (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

                (e) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

                (f)     "Covered security" shall have the meaning set forth in
Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include shares of registered open-end investment companies, shares of money market funds, shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt securities (including repurchase agreements). However, for Hilliard access persons, "covered security" also means shares of the Fund, shares of any other fund for which Hilliard serves as an investment adviser and any fund whose investment adviser or principal underwriter controls Hilliard, is controlled by Hilliard or is under common control with Hilliard (collectively, "reportable funds"), and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds which are reportable funds.

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                (g)     "Disinterested trustee" means a trustee of the Fund who
is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

                (h)     "Fund" means Hilliard Lyons Research Trust.

                (i) "Fund access person" means (i) with respect to the Fund or Hilliard, any trustee, director, officer or advisory person of the Fund or Hilliard; and (ii) with respect to Hilliard, any director or officer of Hilliard who, with respect to the Fund, makes any recommendation, participates in the determination of which recommendation shall be made or whose functions or duties relate to the determination of which recommendation shall be made to the Fund, or who, in connection with his or her duties, obtains any information concerning securities recommendations being made by Hilliard to the Fund.

                (j)     "Hilliard" means J.J.B. Hilliard, W.L. Lyons, Inc.

                (k) "Hilliard access person" means (i) any director or officer of Hilliard; and (ii) any supervised person (defined below) of Hilliard
(A) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Fund, or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

                (l) "Initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

                (m)     "Investment person" means (i) any portfolio manager;
(ii) any employee of the Fund or Hilliard who provides information and advice to a portfolio manager or who helps execute a portfolio manager's decisions; and
(iii) any natural person who controls the Fund or Hilliard and who obtains information regarding the purchase or sale of securities of the Fund.

                (n) "Limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

                (o) "Portfolio manager" means any person who has the direct responsibility and authority to make decisions about investments made by the Fund.

                (p) "Purchase or sale of a security" includes, inter alia, the buying or writing of an option to purchase or sell a security.

                (q) "Security held or to be acquired" by the Fund shall mean any security which, within the most recent 15 days (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or Hilliard for purchase by the Fund, and (iii) any option to purchase or sell, and any security convertible into or exchangeable for any such security.

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        2.      STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

        Hilliard recognizes that, as a fiduciary to its clients, it owes a duty to all of its clients to avoid conflicts of interest and to act solely in the best interests of its clients. Accordingly, each director and officer (or other person occupying a similar status or performing similar functions), and employee of Hilliard, and any other person who provides advice on behalf of Hilliard and is subject to Hilliard's supervision and control (each, a "supervised person"), is required to comply with all applicable federal securities laws.

        The following general fiduciary principles shall govern all personal investment activities: (1) Fund access persons shall have a duty at all times to place the interests of shareholders of the Fund first; (2) all personal securities transactions shall be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility; and (3) access persons should not take inappropriate advantage of their positions.

        Hilliard shall provide each supervised person with a copy of this Code of Ethics and any amendments thereto. Each supervised person shall provide a written acknowledgement of his or her receipt and review of the Code of Ethics and any amendments, to the Chairman of Hilliard. Each supervised person shall promptly report any known violations of the Code of Ethics to the Chairman of Hilliard, with a copy to Hilliard's Chief Compliance Officer ("CCO").

        3.      PROHIBITED PURCHASES AND SALES

                (a)     No portfolio manager shall:

                        (i) purchase or sell, directly or indirectly, any covered security within seven calendar days before the Fund trades in that security.

                        (ii) purchase, directly or indirectly, any covered security within seven calendar days after the Fund sells that security.

                        (iii) sell, directly or indirectly, any covered security within seven calendar days after the Fund purchases that security.

                (b)     No investment person shall:

                        (i) purchase, directly or indirectly, any covered security in an initial public offering.

                        (ii) acquire, directly or indirectly, any securities in a limited offering without the express prior approval of the Chairman of the Fund. Such prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his position with the Fund. Advisory persons who are authorized to acquire securities in a limited offering or who otherwise hold securities previously acquired in a limited offering must disclose that investment if they play a part in the Fund's subsequent consideration of an investment in the issuer. In such

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        circumstances, the Fund's decision to purchase securities of the issuer shall be subject to an independent review by advisory persons with no personal interest in the issuer.

                        (iii) profit in the purchase and sale, or sale and purchase, of the same (or equivalent) covered securities within 60 calendar days unless (A) the market capitalization of the issuer at the time of the purchase or sale exceeds $150,000,000 and the average daily trading volume of the security during the four-week period preceding the purchase or sale exceeds 3,000 shares, or (B) the Fund neither purchases nor sells the same (or equivalent) securities within 60 calendar days of the purchase or sale by such investment person.

                (c)     No Fund access person shall:

                        (i) purchase or sell, directly or indirectly, any covered security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale: (A) is being considered for purchase or sale by the Fund; or (B) is being purchased or sold by the Fund.

                        (ii) execute a transaction in a covered security on a day during which the Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn unless the market capitalization of the issuer at the time of the transaction exceeds $150,000,000 and the average daily trading volume of the security during the four-week period preceding the transaction exceeds 3,000 shares.

                (d) No Hilliard access person shall purchase, directly or indirectly, any covered security in an initial public offering or limited offering without the express prior approval of the Chairman of the Fund or the Chairman of Hilliard. The Chairman of the Fund or the Chairman of Hilliard shall document any decision, and the reasons supporting the decision, to approve any such purchase.

        4.      EXEMPTED TRANSACTIONS

        The prohibitions of Section 3 of this Code of Ethics shall not apply to:

                (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

                (b) Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

                (c) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

                (d) Purchases which are part of an automatic investment plan.

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                (e)     Purchases effected upon the exercise of rights issued by
an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                (f) Purchases or sales determined by the Chairman of the Fund to be only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

        5.      REPORTING

                (a) Each access person other than disinterested trustees shall disclose to the Fund or Hilliard all of his or her personal holdings in covered securities at the time his employment commences (or upon becoming an access person) and annually thereafter. Each such holdings report shall be made within 10 days after the commencement of employment (or becoming an access person). Annual reports shall be made within 10 days after the end of the calendar year beginning with the calendar year ending December 31, 2000 for Fund access persons and beginning with the calendar year December 31, 2004 for Hilliard access persons. Holdings reports shall include the following information, which must be current as of a date within 45 days of the date of submission:

                        (i) The title and type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each covered security in which such access person has any direct or indirect beneficial ownership;

                        (ii) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

                        (iii) The date the report is submitted by the access person.

                (b) Every access person shall report to the Fund and Hilliard the information described in Section 5(c) of this Code of Ethics with respect to transactions in any covered security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security including securities acquired in exempt transactions pursuant to Section 4(b), (c), (e) and (f); provided, however, that a disinterested trustee shall not be required to report any transaction by the trustee involving a security, except where such trustee knew, or in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known during the 15-day period immediately preceding or after the date of the transaction, the security is or was purchased or sold by the Fund or such purchase or sale by the Fund is or was considered by the Fund or Hilliard, on behalf of the Fund.

                (c) Every transaction report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

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                        (i)     The date of the transaction, the title, the
        exchange ticker symbol or CUSIP number (as applicable), the interest rate and maturity (if applicable), the number of shares, and the principal amount of each covered security involved;

                        (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        (iii) The price of the security at which the transaction was effected;

                        (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                        (v) The date the report is submitted by the access person.

                (d) Every access person other than disinterested trustees shall direct his or her broker to supply to the Chairman of the Fund or the Chairman of Hilliard, on a timely basis, duplicate copies of periodic statements for all securities accounts.

                (e) Any reports made pursuant to this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

                (f) The Chairman of the Fund and the Chairman of Hilliard or their designees shall identify all access persons who are under a duty to make reports to such entities pursuant to this Section 5 and shall inform such persons of such duty.

                (g) The Chairman of the Fund and the Chairman of Hilliard or their designees shall be responsible for implementing compliance procedures and designating appropriate personnel to review reports made pursuant to this Section. No person who regularly reviews such reports shall be permitted to review his or her own reports and such reports shall be reviewed by a management or compliance person senior to the reviewer.

        6.      GIFTS

        Investment persons are prohibited from receiving any gift or other item of more than de minimis value from any person or entity that does business with or on behalf of the Fund; provided, however, that attendance and the receipt of complimentary meals at investment conferences shall not be prohibited by this
Section 6.

        7.      SERVICE AS A DIRECTOR

        Investment persons shall be prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization from PNC. If such board service is authorized, "Chinese Wall" or other procedures shall be established to isolate the investment person serving as a director from those making investment decisions with respect to the securities of such publicly traded company.

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        8.      CERTIFICATION OF COMPLIANCE WITH CODES OF ETHICS

        All access persons shall certify annually that they have read and understand this Code of Ethics and recognize that they are subject thereto. Further, access persons shall certify annually that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

        9.      SANCTIONS

        Any profits realized on trades prohibited by Section 3(a) or Section 3(b)(iii) of this Code of Ethics shall be disgorged to the Fund. The Board of Trustees of the Fund and Hilliard may also impose such other sanctions as it deems appropriate upon discovering a violation of this Code of Ethics, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

        10.     TRUSTEE APPROVAL AND REPORTS

                (a) The Fund and Hilliard will prepare an annual report to the Board of Trustees of the Fund that summarizes existing codes and procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in existing restrictions or procedures based upon the parties' experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations. Such report shall include any certifications required by Rule 17j-1 under the Investment Company Act of 1940.

                (b) The Fund and Hilliard shall submit this Code to the Board of Trustees of the Fund for approval within the time frames required by Rule 17j-1 under the Investment Company Act of 1940. Any material changes to this Code shall be submitted to such Board within six months of such change.

        11.     RECORDKEEPING.

        Hilliard shall maintain the following records, on its own behalf and on behalf of the Fund, in the manner specified:

                (a) A copy of this Code, or any amendment thereof, which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place.

                (b) A record of any violation of this Code and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

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                (c)     A record of all written acknowledgments as required by
Section 2 for each person who is, or within the past five years was, a supervised person of Hilliard shall be maintained in an easily accessible place.

                (d) A copy of each transaction and holding report made by an access person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

                (e) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, which list shall include all Hilliard access persons, shall be maintained in an easily accessible place.

                (f) A list of the names of all persons who are, or within the past five years have been, responsible for reviewing the reports filed pursuant to Section 5 of this Code shall be maintained in an easily accessible place.

                (g) A record of any approvals granted pursuant to Section 3(b)(ii) and (d) of this Code shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.

                (h) A copy of each report made pursuant to Section 10 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

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